DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

American Integrity Insurance Group, Inc., a Delaware corporation (the “Company,” “we,” “us,” and “our”), has common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of the securities of the Company is a summary of the material terms of, and is qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated Bylaws (the “Bylaws”), copies of which are filed as exhibits to this Annual Report on Form 10-K.

General

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2025, we had issued and outstanding 19,579,009 shares of common stock. No shares of common stock were held by us as treasury stock or preferred stock as of December 31, 2025.

Common Stock

Listing

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AII.”

Dividend Rights

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock and applicable law.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.

Liquidation

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

Rights and Preferences

Our common stock is not subject to further calls or assessments by us. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights powers, preferences and privileges of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Undesignated Preferred Stock

Our Charter authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any applicable stock exchange rules, the authorized shares of preferred stock are available for issuance without further action by the holders of our common stock. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
•the designation of the series;
•the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable;
•the redemption or repurchase rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•the voting rights, if any, of the holders of the series.
Anti-Takeover Effects of Our Charter and Bylaws and Certain Provisions of Delaware Law

Our Charter and Bylaws contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions and certain provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board of Directors may generally issue shares of one or more series of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock is available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our Charter provides that our Board of Directors shall be divided into three classes as nearly equal in size as practicable, designated Class I, Class II and Class III, until the annual meeting of stockholders to be held in 2029, at which time, a phase-in of a declassified Board of Directors will begin. The term of office for the Class I directors will expire at the annual meeting of stockholders to be held in 2026, the term of office for the Class II directors will expire at the annual meeting of stockholders to be held in 2027, and the term of office for Class III directors will expire at the annual meeting of stockholders to be held in 2028. Commencing with the annual meeting of stockholders to be held in 2029, directors succeeding those whose terms are then expired shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election. The classification of the Board of Directors shall fully terminate by the annual meeting of stockholders to be held in 2031 (the “Sunset Date”), and all directors will be of one class and elected at each annual meeting of stockholders. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as the Board of Directors may determine in its discretion. No decrease in the number of directors shall shorten the term of any incumbent director. The effect of our classified Board of Directors may discourage takeover attempts, because only up to one-third of our directors may be elected at each annual meeting of stockholders until the declassification of our Board of Directors begins.

Removal of Directors; Vacancies and Newly Created Directorships

Under the DGCL, unless otherwise provided in our Charter, directors serving on a classified board may be removed by the stockholders only for cause. Our Charter provides that directors may be removed with cause only upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. After the full declassification of our Board of Directors by the Sunset Date, directors may be removed with or without cause in accordance with Section 141(k) of the DGCL. In addition, our Charter also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our Board of Directors, and any newly created directorships, will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Section 203 of the DGCL

We are not be subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers, but our Charter provides that engaging in any of a broad range of business combinations with any “interested” stockholder (generally defined as any stockholder with 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such stockholder) for a period of three years following the time on which the stockholder became an “interested” stockholder is prohibited (except with respect to Sowell Investments Holding Co., LLC and any of its respective affiliates and any of their respective direct or indirect transferees of shares of common stock).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Charter does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors up for election at such annual meeting of stockholders.

Special Stockholder Meetings

Our Charter provides that special meetings of our stockholders may be called at any time only by the affirmative vote of a majority of the Board of Directors or the Chairman of the Board of Directors. Stockholders do not have the power to call a special meeting. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice of Director Nominations and Stockholder Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Bylaws allow the Board of Directors to adopt rules and regulations for the conduct of meetings and the chairman of the meeting to regulate the conduct of any such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

No Stockholder Action by Written Consent

Pursuant to our Charter, stockholders may not act by written consent in lieu of a meeting.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of our Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our Charter provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action, suit or proceeding brought on behalf of our Company, (ii) action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or to the Company’s stockholders, (iii) action, suit or proceeding arising pursuant to any provision of the DGCL or our Charter or our Bylaws or as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (iv) action, suit or proceeding asserting a claim against our Company governed by the internal affairs doctrine. Notwithstanding the foregoing sentence, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws, including the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our Company shall be deemed to have notice of and consented to the forum provisions in our Charter. However, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is uncertain whether a court would find these types of provisions in our Charter to be enforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or stockholders who are not employed by the Company or its subsidiaries (each, an “Exempt Person”). Our Charter provides that, to the fullest extent permitted by law, no Exempt Person has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its subsidiaries from time to time is engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Company or any of its subsidiaries. Our Charter provides that if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective affiliates, on the one hand, and for the Company or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Company or its subsidiaries, and such Exempt Person or any of his or her respective affiliates may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person. Our Charter does not renounce our interest in any business opportunity that is expressly offered to a director, executive officer or employee of the Company or its subsidiaries, solely in his or her capacity as a director, executive officer or employee of the Company or its subsidiaries. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Charter, we have sufficient financial resources to undertake the opportunity, we have an interest or expectancy in such transaction or opportunity, and the opportunity would be in the same or similar line of business in which we are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that states that the Company is authorized to indemnify, and to advance expenses to, each current or former director, officer, employee or agent of the Company to the fullest extent permitted by Section 145 of the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director, officer, employee or agent for breach of fiduciary duty as directors or officers, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the directors’ or officers’ duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Our Bylaws generally provide that we must defend, indemnify and advance expenses to our directors or officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors or officers for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We have entered into indemnification agreements with our directors and our executive officers, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.